IMMEDIATE RELEASE
September 17, 2014

UNITED NATURAL FOODS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR FISCAL 2014 RESULTS

FISCAL 2014 NET SALES INCREASED 14.3% YEAR-OVER-YEAR TO $6.79 BILLION, ADJUSTED FOR THE 53rd WEEK IN FISCAL 2013, OR 12.0% ON A GAAP BASIS

FISCAL 2014 DILUTED EPS OF $2.52 INCREASED 15.6% YEAR-OVER-YEAR

Providence, Rhode Island - September 17, 2014 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the fiscal quarter and fiscal year ended August 2, 2014.

Fiscal Year 2014 Highlights

•	Excluding the 53rd week in fiscal 2013, net sales increased 14.3% to $6.79 billion in fiscal 2014. Net sales increased 12.0% compared to $6.06 billion in fiscal 2013, an increase of $730.1 million.

•	Operating income increased 13.6% to $210.8 million in fiscal 2014 compared to $185.5 million in fiscal 2013.

•	Diluted EPS increased 15.6% to $2.52 in fiscal 2014 compared to $2.18 in fiscal 2013.

Fourth Quarter Fiscal 2014 Highlights

•
Excluding the 53rd week in fiscal 2013, net sales increased 15.8% for the fourth quarter of fiscal 2014 to $1.76 billion over the same period last fiscal year. Net sales increased 7.4%, or $122.3 million compared to $1.64 billion in the same period last fiscal year.

•	Fiscal 2014 fourth quarter net income increased 4.0% to $33.4 million from the same period last fiscal year.

•	Diluted EPS increased 3.1% to $0.67 for the fourth quarter of fiscal 2014, compared to $0.65 in the same period in fiscal 2013.

"During fiscal 2014 UNFI continued to enhance its product offering through the acquisition of Tony's Fine Foods while building out capacity and infrastructure. These initiatives will serve us well as consumers and retailers continue to demand our natural, organic, ethnic and specialty SKUs," said Steven Spinner, President and Chief Executive Officer.

Net sales for the fourth quarter of fiscal 2014 increased 7.4% to $1.76 billion from $1.64 billion in the fourth quarter of fiscal 2013. Excluding approximately $118.7 million of net sales in the 53rd week of fiscal 2013, net sales increased 15.8% over the fourth quarter of fiscal 2013. The fourth quarter of fiscal 2014 included incremental net sales of approximately $64.0 million resulting from the Company's acquisition of Tony's Fine Foods ("Tony's") in the fourth quarter of fiscal 2014 and Trudeau Foods in the first quarter of fiscal 2014.

Gross margin was 16.4% for the fourth quarter of fiscal 2014, a 29 basis point decrease from the third quarter of fiscal 2014 and an 88 basis point decrease from gross margin of 17.3% for the fourth quarter of fiscal 2013. Gross margin for the fourth quarter of fiscal 2014 was negatively impacted by foreign exchange from the declining value of the Canadian dollar on the Company's business coupled with product and customer mix and the addition of Tony's in July 2014.

Total operating expenses were 13.5% of net sales for the fourth quarter of fiscal 2014, a 36 basis point decrease compared to the fourth quarter of fiscal 2013. Total operating expenses increased $10.5 million or 4.6%, to $238.9 million in the fourth quarter of fiscal 2014 as compared to $228.4 million in the fourth quarter of fiscal 2013. Total operating expenses for the fourth quarter of fiscal 2014 included approximately $0.9 million of additional merger costs related to the acquisition of Tony's, approximately $0.6 million of non-recurring costs associated with the start-up of the Hudson Valley, New York facility and approximately $0.5 million of non-recurring costs related to the start-up of the Company's Racine, Wisconsin facility.

Operating income as a percentage of net sales for the fourth quarter of fiscal 2014 decreased 51 basis points to 2.9% compared to 3.4% for the fourth quarter of fiscal 2013. Net income for the fourth quarter of fiscal 2014 increased $1.3 million, or 4.0%, to $33.4 million, or $0.67 per diluted share, from $32.1 million, or $0.65 per diluted share, for the fourth quarter of fiscal 2013. Net income for the fourth quarter of fiscal 2014 includes a gain of $4.8 million associated with a non-cash transfer of land at the Company's Racine, Wisconsin facility.

Fiscal Year 2014 Summary

Net sales for fiscal 2014 totaled $6.79 billion, a 12.0% increase compared to fiscal 2013. Excluding approximately $118.7 million of net sales from the additional week in fiscal 2013, net sales increased 14.3% over fiscal 2013.

Gross margin for the period was 16.6%, a 30 basis point decrease versus the prior fiscal year. The decline in gross margin was attributed to a combination of severe weather in the second quarter, the foreign exchange impact of weakness in the Canadian dollar on the Company's Canadian business and the continued shift in sales growth towards supernatural, national supermarket and multi-unit independent customers. These challenges were partially offset by improved execution by the Company’s supply chain group, specifically with respect to procurement and inbound logistics.

Total operating expenses for fiscal 2014 were 13.5% of net sales, which was 35 basis points lower than in fiscal 2013. Total operating expenses increased $77.3 million, or 9.2%, to $916.9 million, compared to $839.6 million for fiscal 2013. Total operating expenses for fiscal 2014 included non-recurring costs of approximately $1.4 million related to the start-up of the Company's Racine, Wisconsin facility, $0.8 million related to the start-up of the Company's Hudson Valley, New York facility and $1.5 million of costs related to the acquisition of Tony's. Total operating expenses for fiscal 2013 included approximately $6.3 million in expenses related to the labor action at the Company's Auburn, Washington facility and $1.6 million related to the termination of a licensing agreement and the write-off of the associated intangible asset.

Operating income for fiscal 2014 was $210.8 million, an increase of 13.6% from $185.5 million in fiscal 2013. Operating income as a percentage of net sales was 3.1% for fiscal 2014 and fiscal 2013.

Net income for fiscal 2014 increased $17.6 million, or 16.3%, to $125.5 million, or $2.52 per diluted share, from $107.9 million, or $2.18 per diluted share, for fiscal 2013. Net income for fiscal 2014 includes a gain of $4.8 million associated with a non-cash transfer of land at the Company's Racine, Wisconsin facility.

"Fiscal 2014 was a record year for UNFI from both a sales and earnings per share growth perspective, with earnings per share increasing by approximately 16%," commented Mr. Spinner. "As we look forward to fiscal 2015, we believe we are well-positioned to capitalize on new business opportunities and to continue to pursue additional merger and acquisition opportunities aligned with our strategy and our investment in new capacity," concluded Mr. Spinner.

Introduction of Fiscal 2015 Guidance

UNFI provided its financial outlook for fiscal 2015, ending August 1, 2015. The Company expects net sales in the range of approximately $8.13 to $8.38 billion, an increase of approximately 19.7% to 23.7 % over fiscal 2014. The Company estimates GAAP earnings per diluted share for fiscal 2015 in the range of approximately $2.88 to $3.01 per share, an increase of approximately 14.3% to 19.4% over fiscal 2014 GAAP earnings per diluted share of $2.52. Also, capital expenditures in fiscal 2015, net of the planned sale leaseback of the Company's new Twin Cities-area distribution facility in Prescott, Wisconsin, are expected to be approximately $130 to $140 million, or approximately 1.6% to 1.7% of estimated fiscal 2015 net sales. Finally, the Company expects its fiscal 2015 tax rate to be in the range of 39.25% to 39.75%.

Conference Call & Webcast
The Company's fourth quarter and full year fiscal 2014 conference call and audio webcast will be held today, Wednesday, September 17, 2014 at 5:00 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 80,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 - 2010 as one of its "Most Admired Companies" and in 2012 as one of its "Most Admired American Companies", winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY Mark Shamber Chief Financial Officer (401) 528-8634	ICR Katie Turner General Information (646) 277-1228

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on October 1, 2013, its quarterly reports on Form 10-Q filed with the SEC on December 11, 2013, March 12, 2014 and June 11, 2014, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system Company-wide; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; union-organizing activities that could cause labor relations difficulties; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s Fine Foods. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures, including operating expenses excluding expenses related to the labor action at the Company’s Auburn, Washington facility and the termination of a licensing agreement and the write-off of the associated intangible asset, as well as net sales growth adjusting for the 53rd week in fiscal 2013 and estimated capital expenditures for fiscal 2015 net of a planned sale leaseback transaction. The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented within the text of this press release. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses and estimated capital expenditures for the applicable periods excluding, in the case of operating expenses the expenses associated with its Auburn, Washington labor dispute and the termination of the licensing agreement, and in the case of its estimates of capital expenditures proceeds from the planned sale leaseback of its Prescott, Wisconsin facility, facilitates making period-to-period comparisons and is a meaningful indication of its historical and estimated operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2013 fiscal year versus the comparable periods in the 2014 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013

Net sales	$1,764,666	$1,642,398	$6,794,447	$6,064,355
Cost of sales	1,474,493	1,357,945	5,666,802	5,039,279
Gross profit	290,173	284,453	1,127,645	1,025,076
Operating expenses	238,871	228,362	916,857	837,953
Restructuring and asset impairment expenses	—	—	—	1,629
Total operating expenses	238,871	228,362	916,857	839,582
Operating income	51,302	56,091	210,788	185,494
Other expense (income):
Interest expense	1,809	1,955	7,753	5,897
Interest income	(134)	(158)	(508)	(632)
Other, net	(4,269)	1,010	(3,865)	6,113
Total other (income) expense, net	(2,594)	2,807	3,380	11,378
Income before income taxes	53,896	53,284	207,408	174,116
Provision for income taxes	20,521	21,207	81,926	66,262
Net income	$33,375	$32,077	$125,482	$107,854

Basic per share data:
Net income	$0.67	$0.65	$2.53	$2.19
Weighted average basic shares of common stock	49,675	49,320	49,602	49,217
Diluted per share data:
Net income	$0.67	$0.65	$2.52	$2.18
Weighted average diluted shares of common stock	49,972	49,646	49,888	49,509

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	August 2, 2014	August 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,116	$11,111
Accounts receivable, net	449,870	339,590
Inventories	834,722	702,161
Deferred income taxes	32,518	23,822
Prepaid expenses and other current assets	45,064	38,534
Total current assets	1,378,290	1,115,218
Property and equipment, net	483,960	338,594
Goodwill	274,548	201,874
Intangible assets, net	134,989	49,540
Other assets	25,446	24,682
Total assets	$2,297,233	$1,729,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$385,890	$283,851
Accrued expenses and other current liabilities	136,959	113,397
Current portion of long-term debt	990	1,019
Total current liabilities	523,839	398,267
Notes payable	415,660	130,594
Deferred income taxes	50,995	41,474
Other long-term liabilities	30,865	27,336
Long-term debt, excluding current portion	32,510	33,091
Total liabilities	1,053,869	630,762
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,771 issued and outstanding shares at August 2, 2014; 49,330 issued and outstanding shares at August 3, 2013	498	493
Additional paid-in capital	402,875	380,109
Unallocated shares of Employee Stock Ownership Plan	(14)	(39)
Accumulated other comprehensive loss	(5,152)	(1,092)
Retained earnings	845,157	719,675
Total stockholders' equity	1,243,364	1,099,146
Total liabilities and stockholders' equity	$2,297,233	$1,729,908

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Fiscal Year Ended
(In thousands)	August 2, 2014	August 3, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$125,482	$107,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,758	42,398
Deferred income tax expense	881	6,780
Share-based compensation	14,608	15,104
Excess tax benefit from share-based payment arrangements	(2,601)	(1,952)
Loss (gain) on disposals of property and equipment	647	(513)
Gain associated with acquisition of land	(4,840)	—
Impairment of indefinite lived intangibles	—	1,629
Provision for doubtful accounts	3,152	4,227
Non-cash interest expense	2,012	651
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(70,717)	(37,295)
Inventories	(97,819)	(123,904)
Prepaid expenses and other assets	2,024	(17,702)
Accounts payable	28,205	34,974
Accrued expenses	12,627	12,080
Net cash provided by operating activities	62,419	44,331
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(147,303)	(66,554)
Purchases of acquired businesses, net of cash acquired	(211,574)	(8,135)
Proceeds from disposals of property and equipment	6,084	2,368
Net cash used in investing activities	(352,793)	(72,321)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	853,884	610,046
Repayments of borrowings under revolving credit line	(568,338)	(594,107)
Repayments of long-term debt	(1,226)	(353)
Increase in bank overdraft	11,501	6,347
Proceeds from exercise of stock options	2,215	1,942
Payment of employee restricted stock tax withholdings	(3,757)	(3,484)
Excess tax benefit from share-based payment arrangements	2,601	1,952
Capitalized debt issuance costs	(1,523)	—
Net cash provided by financing activities	295,357	22,343
Effect of exchange rate changes on cash and cash equivalents	22	636
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,005	(5,011)

Cash and cash equivalents at beginning of period	11,111	16,122
Cash and cash equivalents at end of period	$16,116	$11,111
Supplemental disclosures of cash flow information:
Cash paid for interest	$6,599	$5,246
Cash paid for federal and state income taxes, net of refunds	$77,091	$64,367

UNITED NATURAL FOODS, INC.

Non-GAAP Reconciliation of Gross Capital Expenditures to Capital Expenditures, Net of Planned Sale Leaseback

The following table represents a reconciliation of the Company's estimated gross capital expenditures to its capital expenditures, net of the planned sale leaseback in the Company's fiscal 2015 guidance:

	Low End of Range				High End of Range
(in millions)	Fiscal 2015	% of Net Sales	Fiscal 2015	% of Net Sales	Fiscal 2015	% of Net Sales	Fiscal 2015	% of Net Sales
Gross capital expenditures	$165	2.0%	$170	2.0%	$175	2.1%	$180	2.2%
Planned proceeds from sale leaseback	(35)	(0.4)%	(40)	(0.4)%	(35)	(0.4)%	(40)	(0.5)%
Capital expenditures, net of planned sale leaseback	$130	1.6%	$130	1.6%	$140	1.7%	$140	1.7%